COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE– October 18, 2007 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended September 30, 2007.

Financial and Operating Results

For the quarter, total revenue decreased 0.5%, to $175.8 million from $176.7 million in the same quarter of 2006.  Freight revenue, which excludes fuel surcharges, increased 3.0%, to $148.5 million in the 2007 quarter from $144.1 million in the 2006 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company experienced a net loss of $3.6 million, or ($.25) per share, in the 2007 quarter compared with net income of $795,000, or $.06 per share, for the third quarter of 2006.

For the nine months ended September 30, total revenue increased 4.4%, to $519.6 million in 2007 from $497.5 million during 2006.  Freight revenue increased 7.3%, to $443.1 million in 2007 from $412.9 million in 2006.  The Company generated a net loss of $16.9 million, or ($1.21) per share for the 2007 period, compared with a net loss of $487,000, or ($.03) per share for the 2006 period.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments: “Regarding the freight market, similar to last year, we did not see the typical peak shipping period that usually begins in August.  The third quarter freight market reflected a sustained decline in truck tonnage and numerous requests for bid packages.  Average freight revenue per tractor per week, our main measure of asset productivity, declined to $3,054, a sequential decline of 0.9% compared with the second quarter of 2007 and 2.2% below the third quarter of 2006.  The decline from the third quarter of 2006 reflected a combination of a 2.4% decrease in average miles per tractor, slightly offset by a 0.2% increase in average freight revenue per total mile.  The lackluster freight environment continued to impact every subsidiary and service offering.

In addition to pressuring freight rates, shippers continued to impose more restrictive fuel surcharge programs. As a percentage of freight revenue, net fuel expense increased to 17.1% in the third quarter of 2007 from 14.1% in the 2006 quarter.  Diesel fuel prices were up approximately $0.07 per gallon compared with the 2006 quarter.  Fuel surcharges, however, declined by approximately $0.05 per mile compared with the 2006 quarter, due primarily to three factors: 1) the increase in freight obtained through brokers, 2) less compensatory fuel surcharge programs, and 3) an increase in the percentage of non-revenue miles, due to the decrease in freight demand.  The net effect was that our fuel expense, net of surcharge, increased approximately $.05 per mile, versus the third quarter of 2006, a negative impact of $0.22 per share.

Senior Executive Vice President and Chief Operating Officer, Joey Hogan added:  “Our cost of capital, which we consider to be depreciation and amortization, interest expense, and lease expense, increased over the third quarter of 2006, but remained relatively flat versus the second quarter of 2007.  The main differences compared with the 2006 quarter related to the acquisition of Star Transportation in September 2006.  These included intangibles amortization of $0.3 million and an increase in interest expense of approximately $1.6 million.  In addition, a softer market for used equipment resulted in a loss of $1.2 million in the 2007 quarter compared to a gain of $1.2 million in the 2006 quarter.  The overall balance of assets held for sale was $13.0 million as of September 30, 2007, including one closed terminal.

 “At September 30, 2007, our total balance sheet debt was $151.2 million and our stockholders’ equity was $172.1 million, for a total debt-to-capitalization ratio of 47% and a book value of $12.27 per share.  At September 30, 2007, our total off-balance sheet debt was $125.4 million, including the residual portion of operating leases. Since year end 2006, balance sheet debt has decreased by $8.6 million, while financing under operating leases has decreased by a present value of approximately $35.7 million.  Assuming that we proceed as planned with minimal new tractor and trailer purchase activity during the remainder of 2007, that we dispose of assets held for sale during 2007 at expected prices, and that we do not complete any business acquisitions, we expect our capital expenditures, net of proceeds of dispositions, to be in a range of $10 million to $15 million for 2007 compared with $101 million for the year ended December 31, 2006.  As of September 30, 2007, we had approximately $27.3 million of available borrowing capacity under our credit facility with a group of banks.”

Outlook for Remainder of 2007

Mr. Hogan offered the following comments concerning the company’s expectations for 2007:  “Looking ahead to the fourth quarter, our previous goal to post a small profit does not appear to be achievable as the economy, rates and fuel surcharge collection are not expected to improve substantially. We continue to caution our stockholders, employees, and customers that we are anticipating slow and modest improvements given the current freight environment.”

The Company will host a conference call tomorrow, October 19th at 11:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 080-009-2358 2 (International), access code CT2.  An audio replay will be available for one week following the call at 877-919-4059, access code 94078681.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to expectations concerning the schedule for revenue equipment and real estate dispositions, capital expenditures, and our expectations regarding a fourth quarter loss and slow and modest improvements are all forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; changes in management’s estimates of the need for new tractors and trailers; changes in the Company’s business strategy that require the acquisition of new businesses; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to cause the performance of SRT and Star to return to historical levels; our success in restructuring the company’s operations around the identified service offerings; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer    (423) 463-3336
hogjoe@covenanttransport.com

Richard B. Cribbs, VP and Chief Accounting Officer    (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant     (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	Three Months Ended September 30,			Nine Months Ended September 30,
($000s)	2007	2006	% Change	2007	2006	% Change
Freight revenue	$148,531	$144,148	3.0%	$443,105	$412,926	7.3%
Fuel surcharge revenue	27,256	32,513		76,519	84,621
Total revenue	$175,787	$176,661	-0.5%	$519,624	$497,547	4.4%

Operating expenses
Salaries, wages and related expenses	65,649	66,892		202,220	189,955
Fuel expense	52,687	52,858		150,812	145,075
Operations and maintenance	10,890	9,062		30,890	26,334
Revenue equipment rentals and purchased transportation	15,406	16,462		46,718	46,598
Operating taxes and licenses	3,451	3,423		10,862	10,190
Insurance and claims	8,368	8,360		29,130	24,773
Communications and utilities	1,748	1,785		5,715	4,902
General supplies and expenses	5,801	5,675		17,321	15,719
Depreciation and amortization, including gains & losses on disposition of equipment	13,955	8,624		40,275	27,179
Impairment charge on airplane held for sale	-	-		1,665	-
Total operating expenses	177,955	173,141		535,608	490,725
Operating income (loss)	(2,168)	3,520		(15,984)	6,823
Other (income) expenses:
Interest expense	2,917	1,752		8,924	3,951
Interest income	(129)	(169)		(354)	(491)
Other	(34)	-		(150)	(13)
Other expenses, net	2,754	1,583		8,420	3,447
Income (loss) before income taxes	(4,922)	1,937		(24,404)	3,376
Income tax expense (benefit)	(1,347)	1,142		(7,502)	3,862
Net income (loss)	$(3,575)	$795		$(16,902)	$(487)

Basic earnings (loss) per share	$(0.25)	$0.06	$(1.21)	$(0.03)
Diluted earnings (loss) per share	$(0.25)	$0.06	$(1.21)	$(0.03)
Weighted avg. common shares outstanding	14,026	14,000	14,016	14,074
Weighted avg. common shares outstanding adjusted for assumed conversions	14,026	14,059	14,016	14,074

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	-2.41%	0.55%		-3.81%	-0.12%
Average freight revenue per loaded mile	$1.533	$1.508	1.7%	$1.523	$1.499	1.6%
Average freight revenue per total mile	$1.369	$1.366	0.2%	$1.361	$1.355	0.4%
Average freight revenue per tractor per week	$3,054	$3,123	-2.2%	$3,043	$3,058	-0.5%
Average miles per tractor per period	29,321	30,051	-2.4%	87,215	88,004	-0.9%
Weighted avg. tractors for period	3,586	3,479	3.1%	3,651	3,448	5.9%
Tractors at end of period	3,562	3,854	-7.6%	3,562	3,854	-7.6%
Trailers at end of period	8,744	10,106	-13.5%	8,744	10,106	-13.5%

	September 30, 2007	Dec. 31, 2006
Total assets	$454,233	$475,094
Total equity	$172,090	$188,844
Total balance sheet debt, including current maturities	$151,242	$159,881
Debt to Capitalization Ratio	46.8%	45.8%
Book value per share	$12.27	$13.43

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